Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Vinco Ventures, Inc. (f/k/a Edison Nation, Inc.) on Form S-8 (File No. 333-239881) of our report dated April 15, 2021, with respect to our audits of the consolidated financial statements of Vinco Ventures, Inc. (f/k/a Edison Nation, Inc.) as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Vinco Ventures, Inc. (f/k/a Edison Nation, Inc.) for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp
New York, NY
April 15, 2021